SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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(Name of Registrant as Specified In Its Charter) Fidelity School Street Trust
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PSU Int'l Bond 11/13/01

Proposal to Shareholders to Merge Fidelity International Bond Fund into Fidelity Strategic Income Fund in January, 2002

As Fidelity informed you in June, the Board of Trustees approved a proposal to merge Fidelity International Bond Fund into Fidelity Strategic Income Fund. The proposed merger requires approval by the shareholders of International Bond. A proxy statement providing more details of the proposed merger was mailed on or about October 22, 2001, to shareholders of record as of that date. The shareholder meeting is scheduled for December 19, 2001. Assuming the proposal is approved, we anticipate that the merger will be completed by the end of January 2002, currently expected to be January 17, 2002. The Board of Trustees for the funds has determined that the merger may be in the best interests of shareholders. Among the factors the Board considered were management fees and relative expense ratios of the funds, and historical performance.

The proposed merger should provide shareholders with an opportunity to invest in a fund with broader investment policies and a lower management fee. As of September 30, 2001, Strategic Income had assets of $105.7 million and an expense ratio of 0.98%, while International Bond had assets of $71.6 million and an expense ratio of 1.20%. Neither fund has a short-term trading fee.

The primary difference between the two funds' investment policies is that International Bond normally holds at least 65% of its total assets in foreign debt securities, including emerging market debt securities, whereas Strategic Income invests in a broader range of securities. These include high yield, U.S. Government and investment grade securities, as well as emerging market securities and foreign developed market securities. Strategic Income's assets may also be invested in equity securities..

Strategic Income offers participants greater diversification across fixed income markets. It uses a global fixed income investment approach that includes domestic as well as foreign issuers and a full range of credit qualities. Strategic Income may be appropriate for participants who primarily seek current income, with capital appreciation as an additional objective and who are comfortable with the higher risks associated with high yield and foreign investments.

As one of its principal investment strategies, Strategic Income uses a neutral mix of approximately 40% high yield debt, 30% U.S. Government and investment grade debt, 15% emerging markets, and 15% foreign developed market debt securities. The neutral allocation is strategic and is not expected to change considerably over time. In normal market environments, the fund manager approximates the neutral mix within a range of plus or minus 10% of assets per category to take advantage of opportunities in the market, although there are no absolute limits on the percentage of assets invested in each category. Strategic Income's allocation mix is intended to help keep volatility and risk lower by balancing high yield debt with government and investment-grade debt, and emerging foreign markets with developed foreign markets. For instance, the high yield and emerging markets allocations may provide higher income and the potential for capital appreciation while the U.S. government, investment-grade and developed foreign markets provide higher credit quality, lowering the risk of the fund. Overall, credit quality is high grade, with past credit quality averaging single-A rated. Please see the table below for performance comparisons of Strategic Income Fund and International Bond Fund. For a complete description of the proposals, please refer to the proxy statement available on-line at http://www.sec.gov.

Strategic Income is managed by William Eigen, who assumed the role of lead portfolio manager for the fund in June 2001. He also manages other funds. Since joining Fidelity in 1994, Mr. Eigen has worked as a director in the Fixed Income and Asset Allocation Fund Analysis group and portfolio manager. As lead portfolio manager for Strategic Income, Mr. Eigen is responsible for establishing and implementing asset allocation strategies. Each sub-portfolio in the fund - U.S. government/investment grade, high yield, foreign developed markets and emerging markets has its own dedicated portfolio manager who utilizes a specific process for security selection within their respective asset class.

Your relationship manager will be contacting you shortly to obtain your direction regarding moving participant balances to Strategic Income or to another alternative. Once we have your direction, we will notify participants with balances in International Bond Fund with details about the merger and the post-merger fund selection you have made.

Strategic Income Fund
Cumulative Total Returns				Average Annual Total Returns
		Composite	ML High			Composite	ML High
9/30/01	Fund	Index*	Yield II **	9/30/01	Fund	Index *	Yield II**
YTD:	3.78%	2.19%	-1.43%
1 Month:	-2.20	-2.66	-6.91
3 Month:	0.45	0.30	-4.65
1 Year:	4.67	2.63	-6.14	1 Year:	4.67%	2.63%	-6.14%
3 Year:	19.52	12.87	-1.48	3 Year:	6.12	4.12	-0.49
5 Year:	n/a	n/a	n/a	5 Year:	n/a	n/a	n/a
10 Year:	n/a	n/a	n/a	10 Year:	n/a	n/a	n/a
Life: (5/1/98)	15.00	n/a	n/a	Life: (5/1/98)	4.17	n/a	n/a

Lipper Rankings# (as of 9/30/01)

Classification: Multi-Sector Income

1 Year	12 / 121
3 Year	2 / 104

Past performance is no guarantee of future results.

International Bond Fund
Cumulative Total Returns			Average Annual Total Returns
		SSB Non-US $			SSB Non-US $
9/30/01	Fund	World Govt##	9/30/01	Fund	World Govt##
YTD:	0.76	0.45%
1 Month:	-0.62	0.45
3 Month:	4.56	7.75
1 Year:	5.23	4.47	1 Year:	5.23%	4.47%
3 Year:	7.99	-2.27	3 Year:	2.60	-0.76
5 Year:	10.14	6.92	5 Year:	1.95	1.35
10 Year:	32.75	83.99	10 Year:	2.87	6.29
Life: (12/30/86)	114.87	n/a	Life: (12/30/86)	5.32	n/a

Lipper Rankings# (as of 9/30/01)

Classification: International Income

1 YEAR	27 / 50
3 YEAR	18 / 46
5 YEAR	18 / 32
10 YEAR	6 / 6

Past performance is no guarantee of future results.

Past performance is no guarantee of future results. Total returns are historical and include change in share value and reinvestment of dividends and capital gains, if any. Cumulative total returns are reported as of the period indicated. Life of Fund figures are reported as of the commencement date to the period indicated. Each investment option's share price, yield and return will vary and you may have a gain or loss when you sell your shares.

*The Fidelity Strategic Income Composite Index is an unmanaged hypothetical representation that consists of 40% Merrill Lynch High Yield Master II Index, 30% Lehman Brothers Gov't Bond Index, 15% Salomon Smith Barney Non-US Dollar World Gov't Bond Index, and 15% J.P. Morgan Emerging Markets Bond Index Global. The index weightings of the composite index are rebalanced monthly.

**Merrill Lynch High Yield Master II Index is an unmanaged market value-weighted index of all domestic and yankee high-yield bonds, including deferred interest bonds and payment-in-kind securities. Issues included in the index have maturities of one year or more and have a credit rating lower than BBB-/Baa3, but are not in default.

#The funds are ranked based on total returns as of 9/30/01. Each fund is ranked within a universe of funds with similar investment objectives. Rankings include the reinvestment of dividends and capital gains, but exclude the effects of the fund's sales load, if applicable. Lipper, Inc. is a nationally recognized organization that ranks the performance of mutual funds.

##Salomon Smith Barney Non-U.S. Dollar World Government Bond Index is an unmanaged market value-weighted index that is designed to represent the performance of 16 world government bond markets, excluding the United States. Issues included in the index have fixed-rate coupons and maturities of one year or more.

Foreign investments, especially those in emerging markets, involve greater risks and may offer greater potential returns than U.S. investments. These risks include political and economic uncertainties of foreign countries, as well as the risk of currency fluctuations.

Diversification does not ensure a profit or guarantee against loss.

Investments in lower-rated securities involve greater risk than other debt securities, including the risk of default.

Shareholders are urged to read the Proxy Statement and Prospectus (the "Proxy Statement"), which contains important information about the proposed merger. The Proxy statement has been filed with the SEC and is available, without charge, on the SEC's Internet Web site (http://www.sec.gov). Proxy Statements were mailed to investors who are shareholders of Fidelity International Bond Fund as of the record date, October 22, 2001.

For more complete information about Fidelity mutual funds, including fees and expenses, call or write Fidelity for free prospectuses. Read them carefully before you invest.

Fidelity Investments Institutional Services Company, Inc. 82 Devonshire St., Boston, MA 02109

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